Exhibit 10.26
AGREEMENT AND RELEASE
This Agreement and Release (this “Agreement”), dated as of November 20, 2025 (the “Effective Date”), is entered into by and between THOMAS BARRY (the “Executive”) and SIRIUS XM RADIO LLC (the successor to Sirius XM Radio Inc., the “Company”).
The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:
1.The Executive’s employment with the Company shall be terminated as of February 6, 2026 (the “Termination Date”).
2.(a) The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of Section 6(f)(ii) of the Employment Agreement between the Executive and the Company, dated as of April 3, 2023 (the “Employment Agreement”); provided that no such severance benefits (or equity acceleration, if any, under the award agreements described in Section 14 of the award agreements) shall be paid or provided if the Executive fails to execute this Agreement in either the first space or the second space below pursuant to Section 4 below, or revokes this Agreement during either the First Revocation Period or Second Revocation Period pursuant to Section 4 below, except for the Accrued Payments and Benefits, which shall be paid regardless of whether the Executive executes or revokes this Agreement. The severance pay and other benefits, excluding all legally required and authorized deductions, payable in accordance with the terms of Section 6(f)(ii) of the Employment Agreement is set forth on Exhibit A to this Agreement. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. Any vacation pay earned and unused as of the Termination Date will be paid to the Executive within thirty (30) days following the Termination Date to the extent required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date, other than the rights, if any, granted to the Executive under the terms of the stock option, restricted stock, and performance-based restricted stock award agreements described in Section 14 of this Agreement.
            (b) Starting on the Effective Date and continuing until December 31, 2025 (the “Step Down Date”), the Executive shall continue to be employed as Executive Vice President and Chief Financial Officer and perform his duties and responsibilities consistent with those he performed prior to the Effective Date. Following the Step Down Date and continuing until the Termination Date, the Executive’s title shall be Advisor to the Chief Financial Officer. In such role, the Executive shall assist the Company’s Chief Financial Officer with the transition of the Executive’s duties and responsibilities and assist the Company’s Chief Executive Officer and Chief Financial Officer with any special projects as reasonably requested by the Company. The Executive understands and acknowledges that the implementation of the modifications described herein shall not constitute “Good Reason” under the Employment Agreement or any other agreement. Notwithstanding Section 6 of the Employment Agreement, the Executive understands and acknowledges that by signing this Agreement, the Executive is waiving any right to resign for “Good Reason” (including under Section 6(f)(ii) of the Employment Agreement). Nothing in this Agreement shall limit the Company’s ability to terminate the Executive’s employment for “Cause” in accordance with the terms of the Employment Agreement.
3.The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges Sirius XM Holdings Inc. (“Holdings”), the Company and their respective parents, subsidiaries, and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their respective officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the Executive’s execution of this Agreement, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement, and (c) all claims for discrimination, harassment, hostile work environment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and the Americans with Disabilities Act of 1990, as well as any and all claims, demands, causes of action, charges, obligations and liabilities arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including but not limited to the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement in both the first space and the second space set forth below; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company’s directors and officers liability insurance policies; (iii) to vested benefits which by their express terms entitle the Executive to benefits beyond the Executive’s separation from employment (including, without limitation, the Executive’s rights under Section 6(f) of the Employment Agreement); and (iv) under this Agreement.
4.Pursuant to the OWBPA, the Executive understands and specifically acknowledges that by executing this Agreement he is waiving all rights or claims that he has or may have under ADEA (which includes, but is not limited to, any claim that any Released Party discriminated against the Executive on account of the Executive’s age), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement in both the first space and the second space set forth below. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) he may and should consult an attorney before signing this Agreement in both the first space and the second space set forth below, (2) he has twenty-one (21) days following receipt of this Agreement on November 11, 2025 to consider this Agreement (such period, the “Consideration Period”) and must sign this Agreement in the first space set forth below on or prior to the last day of the Consideration Period, and (3) he has seven (7) days after signing this Agreement in the first space below to revoke this Agreement (the “First Revocation Period”). In addition, as a condition to the Executive’s right to receive the severance pay and benefits described in Section 2 of this Agreement pursuant to Section 6(f)(ii) of the Employment Agreement (other than the Accrued Payments and Benefits), the Executive must re-execute this Agreement on the Termination Date in the second space set forth below, and the Executive shall have seven (7) days after signing this Agreement in the second space below to revoke this Agreement (such period, the “Second Revocation Period”). For the avoidance of doubt, if the Executive fails to execute this Agreement in either the first space or the second space set forth below, or revokes this Agreement during the First Revocation Period or the Second Revocation Period, the Executive shall not become entitled to receive the severance pay or benefits described in Section 2 of this Agreement pursuant to Section 6(f)(ii) of the Employment Agreement (other than the Accrued Payments and Benefits).
5.Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency. Section 7(c) of the Employment Agreement is hereby incorporated by reference in its entirety.
6.The Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement which, if known or suspected at the time the Executive executes this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into it. Nevertheless, except to the extent expressly not waived as part of this Agreement, the Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
7.This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.
8.The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company or any other Released Party.
9.The Executive shall not make any disparaging remarks about any of Holdings, the Company or any of their directors, officers, agents or employees (collectively, the “Nondisparagement Group”) and/or any of their respective practices or products; provided that the Executive may provide truthful and accurate facts and opinions about any member of the Nondisparagement Group where required to do so by law and may respond to disparaging remarks about the Executive made by any member of the Nondisparagement Group. The Company and Holdings shall not, and they shall instruct their officers not to, make any disparaging remarks about the Executive; provided that any member of the Nondisparagement Group may provide truthful and accurate facts and opinions about the Executive where required to do so by law and may respond to disparaging remarks made by the Executive or the Executive’s agents or family members.
10.The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.
11.In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 20(a) and 20(b) of the Employment Agreement.
12.The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.
13.This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.
14.This Agreement, the Employment Agreement, and the following equity agreements between the Executive and Holdings contain the entire agreement of the parties as to the subject matter hereof:

•the Stock Option Agreement dated February 10, 2020
•the Stock Option Agreement dated February 16, 2021
•the Stock Option Agreement dated February 2, 2022
•the Stock Option Agreement dated February 6, 2023
•the Stock Option Agreement dated May 2, 2023
•the Stock Option Agreement dated February 5, 2024
•the Restricted Stock Unit Agreement dated February 6, 2023
•the Restricted Stock Unit Agreement dated May 2, 2023
•the Restricted Stock Unit Agreement dated February 5, 2024
•the Restricted Stock Unit Agreement dated February 5, 2025
•the Performance-Based Restricted Stock Unit Agreement (Free Cash Flow) dated February 6, 2023
•the Performance-Based Restricted Stock Unit Agreement (Free Cash Flow) dated May 2, 2023
•the Performance-Based Restricted Stock Unit Agreement (Free Cash Flow), dated February 5, 2024
•the Performance-Based Restricted Stock Unit Agreement (Free Cash Flow with Relative TSR modifier) dated February 5, 2025
•the Performance-Based Restricted Stock Unit Agreement (Relative TSR) dated February 6, 2023
•the Performance-Based Restricted Stock Unit Agreement (Relative TSR) dated May 2, 2023
•the Performance-Based Restricted Stock Unit Agreement (Relative TSR) dated February 5, 2024

No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.
15.The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement (including but not limited to the foregoing release), that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.
16.This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.
17.The Executive warrants that he will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by the Executive in the course of his employment with the Company on or before the Termination Date; provided that the Executive will be able to keep his cell phones, personal computers, personal contact list and the like so long as any confidential information is removed from such items.
18.Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of clients, nonsolicitation of employees and noncompetition, in each case with the Company or its affiliates, shall remain in full force and effect, including, but not limited to, Sections 7 and 8 of the Employment Agreement.
19.Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.
20.Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

FIRST SPACE
            SIRIUS XM RADIO LLC

Dated:	November 21, 2025	By:	/s/ FAYE TYLEE
Faye Tylee
Chief People + Culture Officer

Dated:	November 21, 2025	/s/ THOMAS BARRY
Thomas Barry

SECOND SPACE – RE-EXECUTION:

Dated:	November [ ], 2026
Thomas Barry

Do Not Sign in Second Space until Termination Date

Exhibit A

Benefits under Section 6(f)(ii) of the Employment Agreement

●Any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to February 6, 2026, which amount will be paid on February 13, 2026, as part of the Company’s regular payroll
●Vested benefits under other benefit or incentive plans or programs in accordance with the terms of such plans and programs, including payment of 2025 annual bonus, to be paid at the same time as when the Company normally pays bonuses to employees
●$1,968,750, representing a lump sum amount equal to the sum of (x) the Executive’s annualized Base Salary in effect immediately prior to the Termination Date ($875,000) and (y) an amount in cash equal to the target Bonus opportunity ($1,093,750)
●A pro-rated bonus for the year ending December 31, 2026 (the amount of which shall be based on actual achievement of applicable performance criteria as determined for the full year ending December 31, 2026, and pro-rated based on the number of days the Executive was employed by the Company during 2026), payable in 2027 when annual bonuses are normally paid to other executive officers of the Company.
●The continuation for eighteen (18) months, at the Company’s expense (by direct payment, not reimbursement to the Executive), of medical and dental benefits in a manner that will not be taxable to the Executive
●Life insurance benefits on the same terms as provided by the Company for active employees for one (1) year following the Termination Date; provided that (I) the Company’s cost for such life insurance shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he were an active employee on the Termination Date, and (II) such life insurance coverage shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of such one (1)-year period.
●For the avoidance of doubt, only those outstanding equity awards that by their express terms under the applicable grant agreement (as listed below) provide for accelerated vesting in connection with a termination of employment by the Company without “Cause” (as defined in the applicable grant agreement) shall vest in accordance with the terms of the applicable grant agreement and effective only following the expiration of the Second Revocation Period (without revocation by the Executive).

othe Stock Option Agreement dated May 2, 2023
othe Stock Option Agreement dated February 5, 2024
othe Restricted Stock Unit Agreement dated May 2, 2023
othe Restricted Stock Unit Agreement dated February 5, 2024
othe Restricted Stock Unit Agreement dated February 5, 2025

othe Performance-Based Restricted Stock Unit Agreement (Free Cash Flow) dated May 2, 2023 othe Performance-Based Restricted Stock Unit Agreement (Free Cash Flow), dated February 5, 2024 othe Performance-Based Restricted Stock Unit Agreement (Free Cash Flow with Relative TSR modifier) dated February 5, 2025 othe Performance-Based Restricted Stock Unit Agreement (Relative TSR) dated May 2, 2023 othe Performance-Based Restricted Stock Unit Agreement (Relative TSR) dated February 5, 2024